EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, par value $0.001 per share	200,000,000	$5,000,000	$463.50

(1)

Represents shares of our common stock offered for resale by Jefferson Street Capital, LLC, a New Jersey limited liability company, (the “Selling Stockholder”), including 12,500,000 initial commitment shares and an estimate of the number of additional commitment shares and shares that we have the right to put to the Selling Stockholder pursuant to the Equity Financing Agreement we finalized on April 3, 2022, with the Selling Stockholder. In the event the number of shares being registered hereunder is insufficient to cover all of the shares we put to Jefferson Street Capital, LLC, we will amend this registration statement or file a new registration statement to register those additional shares. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also includes an indeterminate number of additional shares of our common stock as may, from time-to-time, become issuable by reason of a stock dividend, stock split, recapitalization or other similar transaction.

(2)

The offering price of $0.006 per share has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, on the basis of the last sale price of the registrant’s common stock as reported on the OTC Pink Current Information tier of the OTC Markets Group, Inc on April 19, 2022.

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933.

(4)	Previously paid.

In accordance with Rule 416(a) of the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transaction

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.